Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a director or officer, or both, of LiveRamp Holdings, Inc. (the “Company”), acting pursuant to authorization of the Board of Directors of the Company, hereby appoints Jerry C. Jones and Arthur G. Kellam, or any one of them, attorneys-in-fact and agents for me and in my name and on my behalf, individually and as a director or officer, or both, of the Company, to sign a Registration Statement on Form S-8, together with all necessary exhibits, and any amendments (including post-effective amendments) and supplements thereto, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance and sale of 2,500,000 shares of Common Stock, $.10 par value per share, of the Company to be issued and delivered in accordance with the Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc., and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 19th day of August, 2024.

Signed:	/s/ John L. Battelle
Name:	JOHN L. BATTELLE, Director

Signed:	/s/ Timothy R. Cadogan
Name:	TIMOTHY R. CADOGAN, Director

Signed:	/s/ Vivian Chow
Name:	VIVIAN CHOW, Director

Signed:	/s/ Scott E. Howe
Name:	SCOTT E. HOWE, Director, Chief Executive Officer & President (principal executive officer)

Signed:	/s/ Clark M. Kokich
Name:	CLARK M. KOKICH, Director
(Non-Executive Chairman of the Board)

Signed:	/s/ Brian O’Kelley
Name:	BRIAN O’KELLEY, Director

Signed:	/s/ Omar Tawakol
Name:	OMAR TAWAKOL, Director

Signed:	/s/ Debora B. Tomlin
Name:	Debora B. Tomlin, Director

Signed:	/s/ Lauren Dillard
Name:	Lauren Dillard, Executive Vice President and Chief Financial Officer (principal financial and accounting officer)